Exhibit 10.7

                                 JACK IN THE BOX
                              Amended And Restated
                             PERFORMANCE BONUS PLAN


A.       PURPOSE

         The purpose of the Jack in the Box Performance Bonus Plan (The "Plan") is to encourage the future loyalty of certain key employees, executives and officers by providing annual bonus incentives which are aligned with Company performance and qualify as performance-based compensation within the meaning of Section 162 (m) of the Internal Revenue Code.

B.       EFFECTIVE DATE

         This Plan shall be effective as of October 2, 2000. The Plan will be effective for each subsequent fiscal year unless modified or terminated.


C.       ELIGIBILITY
         To become a Participant in the Plan, an employee must meet the qualifications of sub-paragraphs 1, 2, 3, and 4 below, as well as any other eligibility requirements set forth in the Plan.

         1. The employee must be an active employee of the Company or its affiliates, for six (6) or more consecutive full accounting periods during the fiscal year.

         2. The employee must be classified in a Director position or above during the fiscal year.

         3. The employee must not be eligible to participate in any other annual performance bonus plan offered by the Company or its affiliates.

         4. The employee must have a performance rating of "Satisfactory" or better on their most recent performance appraisal as of the time any distribution is scheduled to be made under the Plan as determined by the employee's immediate supervisor.


D.       ADMINISTRATION

         The Plan shall be administered by a Committee consisting of at least two members of the Board of Directors of the Company who are "outside directors" within the meaning of Section 162(m) (the "Committee"). The Committee shall establish and administer performance goals and determine the time and the form and manner in which awards may be made. The Committee shall have the power and authority at any time to adopt, modify, or eliminate eligibility and other rules and regulations for the administration of the Plan.

E.       BONUS DETERMINATION

         Performance goals are established annually by the Committee consistent with the requirements of Section 162(m). The Committee shall select one or more criteria from among the following business criteria: Earnings Before Taxes (EBT), Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), Net Earnings, Earnings Per Share (EPS), Return-on-Invested-Capital, Return-on-Assets, or Return On Equity, or any other related financial measure. The Committee shall establish both
         (i) objective performance goals based on the foregoing criteria and
         (ii) the formula to be followed in calculating any bonus payable with respect thereto, within ninety (90) days of the beginning of each fiscal year of the Company (or such shorter time period as may be required under Section 162(m) and in any event while the achievement of performance goals remains substantially uncertain within the meaning of
         Section 162(m). At the end of the fiscal year and prior to any payment under the Plan, the Committee must certify in writing that a specific performance goal was attained. Each Participant may receive an award only for the specific performance goal attained and approved by the Committee.

         Participants may be eligible to receive a lump sum cash award, based on a specified percentage of salary which is determined by the accomplishment of corporate goals, as established annually by the Committee.


F.       MAXIMUM INDIVIDUAL BONUS

         Notwithstanding any other provision of the Plan, no Participant shall receive any award or combination of awards under the Plan for any fiscal year in excess of $3 million.

G.       AWARD DISTRIBUTION

         It is anticipated that Participants may receive a lump sum cash distribution, if any is to be made, no later than January 5th following the end of the fiscal year for which the award is intended. No Participant has a vested right to any lump sum cash distribution under this Plan and no cash bonus award will be considered earned until it is actually distributed to the Participant.


H.       LESS THAN FULL YEAR PARTICIPATION

         Subject to the provisions of Sections I., J., and K., an employee who becomes a Participant (or who becomes ineligible to participate) in accordance with Section C. for a portion of the fiscal year, will receive a pro-rata award based on a fraction, the numerator of which is the number of full accounting periods during the fiscal year the employee was a Participant, and the denominator of which is thirteen (13).

I.       PROMOTIONS

         Subject to the eligibility requirements in section C:

         1. If an employee is promoted into a position covered by this Plan during the fiscal year and is eligible to become a Participant, the Participant may receive a pro-rata award as provided in section H using the Participant's annualized base salary on the last day of the fiscal year.

         2. If a Participant is promoted to another position covered by this Plan during the fiscal year, any bonus award will be pro-rated using the percentage applicable to each position level of the Participant during the fiscal year, using the Participant's annualized base salary in effect for the last day worked in each position level.

J.       DEMOTIONS

         Subject to the eligibility requirements in section C:

         1. If a Participant is demoted during the fiscal year to a position not covered by this Plan, the Participant may receive a pro-rata award as provided in section H., using the Participant's annualized base salary immediately prior to the effective date of the demotion.

         2. If a Participant is demoted to another position covered by this Plan during the fiscal year, any bonus award will be pro-rated using the percentage applicable to each position level of the Participant during the fiscal year, using the Participant's annualized base salary in effect for the last day worked in each position level.

K.       TERMINATION OF A PARTICIPANT

         1. In the event of termination during the fiscal year and the Participant is eligible to retire under a Company sponsored retirement plan, or due to death or total and permanent disability (as defined in the Company's Long Term Disability
                  Plan), the Committee will, for an otherwise qualified Participant who meets the requirements of Section C. 3 and 4, allot a pro-rata award as provided in section H. Determination of any award will be made at the conclusion of the fiscal year.

         2. In all other cases, a Participant whose employment terminates voluntarily or involuntarily prior to the end of the fiscal year, will not be eligible to receive an award. If termination occurs after the end of the fiscal year, but before distribution of the cash award, the Committee reserves the right in its absolute discretion to determine if any award will be made.

L.       PLAN REVISION

         The Board of Directors or the Committee thereof, upon determining that the purpose and intent of the Plan is not being fulfilled, may terminate, alter, suspend or amend the Plan at any time as deemed necessary to further the best interests of the Company and such actions may be effective for any fiscal year and with respect to any distributions which have not been made. Amendments during the fiscal year will be effective immediately and retroactively unless otherwise stated. Notwithstanding the above, no amendment may be effective without Board of Directors and/or shareholder approval if such approval is required in order to comply with Section 162(m).

M.       EMPLOYMENT DURATION/EMPLOYMENT RELATIONSHIP

         This Plan does not, and the policies and practices of Jack in the Box Inc. or its affiliates in administering this Plan will not, constitute a contract or other agreement concerning the duration of any Participant's employment with Jack in the Box Inc. or its affiliates. The employment relationship of each Participant is "at will" and may be terminated at any time by Jack in the Box Inc. or its affiliates or by the Participant with or without cause. A Participant who accepts any cash distribution is agreeing that the Participant's employment is "at will".

N.       SECTION 162(m) CONDITIONS; BIFURCATION  OF PLAN

         It is the intent of the Company that the Plan and the awards paid under the Plan to Participants who are or may become persons whose compensation is subject to Section 162(m), satisfy any applicable requirements of Section 162(m). Any provision, application or interpretation of the Plan inconsistent with this intent shall be disregarded. The provisions of the Plan may be bifurcated by the Board or the Committee at any time so that certain provisions of the Plan, or any award, required in order to satisfy the requirements of Section 162(m) are only applicable to Participants whose compensation is subject to Section 162(m).